FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-18

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent: Thursday, June 07, 2018 4:59 PM

Subject: CGCMT 2018-C5 -- XA Final Pricing Details (Public)

CGCMT 2018-C5 -- XA Final Pricing Details (Public)

Co-Lead Managers and Joint Bookrunners: Citigroup and Cantor Fitzgerald & Co.

Co-Manager: The Williams Capital Group, L.P.

Class	Moody's/Fitch/KBRA	Size($mm)	Spread	Coupon	Yield	Price
X-A	Aa1(sf)/AAAsf/AAA(sf)	523.731	T+120	0.604	4.110	5.31917

Collateral Summary
Initial Pool Balance:	$668.238mm
Number of Mortgage Loans:	40
Number of Mortgaged Properties:	45
Average Cut-off Date Mortgage Loan Balance:	$16.706mm
Weighted Average Mortgage Interest Rate:	4.74191%
Weighted Average Remaining Term to Maturity/ARD (months):	115
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	54.9%
Weighted Average Maturity Date/ARD LTV Ratio:	51.5%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.17x
Weighted Average Debt Yield on Underwritten NOI:	11.1%
% of Mortgaged Properties with Single Tenants:	17.7%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	32.2%

Property Type:	32.9% Multifamily, 21.8% Office, 18.0% Retail, 16.3% Mixed Use, 6.0% Self Storage, 4.0% Hospitality, 0.9% Manufactured Housing

Risk Retention:	Horizontal

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Special Servicer:	KeyBank National Association
Operating Advisor:	Pentalpha Surveillance, LLC
Controlling Class Rep:	Prime Finance CMBS B-Piece Holdco XVI, L.P. (or an affiliate)
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:
Anticipated Closing	June 21, 2018

THIS FREE WRITING PROSPECTUS, DATED MAY 31, 2018 MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Cantor Fitzgerald & Co., The Williams Capital Group, L.P. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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